EXHIBIT 99


                           CONSENT OF LEHMAN BROTHERS


     We hereby consent to the inclusion in the Prospectus forming part of this Registration Statement of our opinion dated on July 8, 1996 to the Board of Directors of Parisian, attached as an Appendix to such Prospectus, and the references to such opinion contained therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and we do not hereby admit that we are experts with respect to any part of this Registration Statement within the meaning of the term "expert" as used in the Securities Act.



                                                   LEHMAN BROTHERS

                                                   By: /s/ James H. Sabatier
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